                                                                      EXHIBIT 12

                          AMENDMENT NO. 1 TO
                 NONSTATUTORY STOCK OPTION AGREEMENT

     This Amendment No. 1 to the Nonstatutory Stock Option Agreement by and between David L. Schlotterbeck ("Optionee") and Pacific Scientific Company, a California corporation (the "Company") is dated as of December 21, 1997.

                           R E C I T A L S

     A. Pursuant to a Nonstatutory Stock Option Agreement dated
July 7, 1997 (the "Option Agreement"), Optionee was issued an option to purchase 150,000 shares of the Company's Common Stock.

     B. Section 2 of the Option Agreement contains a "change of control" acceleration provision and the parties hereto wish to provide alternative provisions concerning a change in control as provided for in this amendment.

     NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree to amend Section 2 of the Option Agreement by adding the following at the end of that section.

     If more beneficial to Employee and notwithstanding any other provision of this Agreement, to the extent the option granted under this Agreement is outstanding on the date of a Change of Control
     (as determined under the 1997 Pacific Scientific Company Change in Control Severance Plan as and if then in effect (the "Severance
     Plan")) the option shall become fully vested and exercisable.
     Employee's rights under the preceding sentence shall be subject to the golden parachute limitations, and pooling of interests limitations of Sections 4.4, 4.5 and 4.6 of the Severance Plan.

     IN WITNESS WHEREOF, the parties hereto have caused this amendment to be duly executed as of the date first above written.

OPTIONEE:                        COMPANY:

                                 PACIFIC SCIENTIFIC COMPANY,
                                 a California corporation

_______________________          By:________________________________
David L. Schlotterbeck           Name: Lester Hill
                                 Title: Chairman and Chief Executive
                                        Officer